            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996
                                                 COMMISSION FILE NUMBER 33-98184
- --------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------
                               AMENDMENT 4 TO
                                  FORM S-1
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                         --------------------------

                        GAMING VENTURE CORP., U.S.A.
    NEVADA                                                   APPLIED FOR
(State or other         (Primary Standard Industrial       (I.R.S. Employer
 jurisdictions           Classification Code Number)     Identification Number)
of incorporation
or organization)
                              177 Main Street
                                 Suite 312
                         Fort Lee, New Jersey 07024
                         Telephone:  (201) 791-4715
           (Address and telephone number of registrant's principal
             executive offices and principal place of business.)

                            Laughlin & Associates
                           2533 North Carson Street
                           Carson City, Nevada 89710
                          Telephone:  (702) 883-8484
          (Name, address and telephone number of agent for service.)

                               with copies to:
                               Jody M .Walker
                               Attorney At Law
                           7841 South Garfield Way
                          Littleton, Colorado 80122

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                        133, check the following box:
                                   / x /

                       CALCULATION OF REGISTRATION FEE
=================================================================================
   Title of each                          Proposed      Proposed      Amount of
     class of          Amount to be       offering     aggregate     registration
    securities          registered         price     offering price     fee<F3>
- ---------------------------------------------------------------------------------
Common Stock
  $.001 par value          65,000         $1.50          $97,500        $ 33.62
Class A Warrants          100,000         $ .10<F2>      $10,000        $  3.45
  Common Stock<F4>        100,000         $4.00         $400,000        $137.93
Class B Warrants-         100,000         $ .10<F2>      $10,000        $  3.45
  Common Stock<F4>        100,000         $6.00         $600,000        $206.90
Common Stock<F5>          931,834         $1.50       $1,397,751        $481.98
- ---------------------------------------------------------------------------------
Total                   1,396,834                     $2,515,251        $867.33
=================================================================================

<F1> Represents Shares of common stock necessary to effect the distribution described in the Registration Statement.
<F2> Estimated solely for purposes of calculating the registration fee.
<F3> Represents 1/29 of 1% of the book value of the Shares of common stock issuable being registered.
<F4>Represents Common Stock underlying the Class A and Class B Warrants being registered hereunder on behalf of the Selling Securityholders.
<F5>Represents Common Stock being registered hereunder on behalf of the Selling
Securityholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                    Page 1 of 57 Pages

                           GAMING VENTURE CORP., U.S.A.
                  CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM S-1
                AND PROSPECTUS PURSUANT TO 501(b) OF REGULATION S-K.
    Items in Form S-1                                        Location in Prospectus
- ---------------------------------------------------------------------------------------------
 1. Forepart of the Registration Statement
    and Outside Front Cover Page of Prospectus               Outside Front Cover Page.

 2. Inside Front and outside Back Cover Pages
    of Prospectus                                            Inside Front Cover Page;
                                                             Outside Back Cover Page.

 3. Summary Information & Risk Factors                       Prospectus Summary; Risk
                                                             Factors.

 4. Use of Proceeds                                          Not Applicable

 5. Determination of Offering Price                          Not Applicable

 6. Dilution                                                 Not Applicable

 7. Selling Security Holders                                 Not Applicable

 8. Plan of Distribution                                     Inside Front Cover Page;
                                                             Prospectus Summary; The
                                                             Distribution

 9. Description of Common Stock to be Registered             Outside Front Cover Page;
                                                             Prospectus Summary;
                                                             Description of Securities

10. Interest of Named Experts and Counsel                    Interest of Named Experts
                                                             and Counsel.

11. Information with Respect to the Registrant               The Corporation; Legal
                                                             Proceedings; Market
                                                             Information of Common
                                                             Shares; Financial
                                                             Statements; Selected
                                                             Financial Data;
                                                             Management's Discussion and
                                                             Analysis of Financial
                                                             Condition, Management;
                                                             Certain Relationships and
                                                             Related Transactions;
                                                             Principal Shareholders.


12. Statement as to Indemnification                          Management -
                                                             Indemnification.


                                    Page 2 of 57 Pages

                     PRELIMINARY PROSPECTUS DATED MAY 24, 1996
                             SUBJECT TO COMPLETION
PROSPECTUS
                    65,000 Common Shares to be distributed
            931,834 Common Shares on behalf of Selling Shareholders
                           100,000 Class A Warrants
                           100,000 Class B Warrants

                         GAMING VENTURE CORP., U.S.A.
                                Common Stock
                              ($.001 Par Value)

   As more fully set forth herein, Pratt, Wylce & Lords, Ltd., a Nevada corporation ("Pratt"), proposes to distribute (the "Distribution") on or about
             , 1995 as a dividend to its shareholders of record at the close of business on July 21, 1995 (the "Record Date"), one share of the common stock, par value $.001 per share (the "Common Stock") of Gaming Venture Corp., U.S.A., Nevada corporation (the "Company"), for each forty shares of Pratt common stock, par value $.001 per share (the "Pratt Common Stock"), held by each Pratt shareholder on the Record Date. Pratt will distribute 65,000 Common Shares (35.14% of the 185,000 shares of Common Stock owned by it), which represents 4.07% of the Company's outstanding Common Stock on the Record Date. The Distribution will be made by Pratt without the payment of any consideration by its shareholders. No fractional shares will be distributed. See "The Distribution." The expenses of the Distribution are estimated to be $33,867.33 and are to be paid by the Company.

Additionally, the Company is registering 931,834 common shares on behalf of its selling security holders. The Company is also registering 100,000 Class A Warrants and 100,000 Class B and the stock underlying said warrants on behalf of its selling security holders. The Class A Warrants are exercisable into One common share at the purchase price of $4.00 and the Class B Warrants are exercisable into One common share at the purchase price of $6.00. The Class A and Class B Warrants shall be effective for a period of two years from the date of issuance and shall be redeemable by the Company at $.001 per Class A or Class B Warrant upon thirty days notice.

THERE ARE MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF THE SECURITIES. SEE RISK FACTORS, PAGE 8.

Prior to the date hereof, there has been no trading market for the Common Stock of the Company. The Company has agreed to use its best efforts to apply for the quotation of its Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). There can be no assurance, however, that the Common Stock will be quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be maintained.


                                    Page 3 of 57 Pages

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

                        AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. office, a Registration Statement on Form
S-1 (Registration No. 33-98184) under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities to which this Prospectus relates. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

Upon consummation of this offering and the Distribution, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. The reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.


                              Page 4 of 57 Pages

                      REPORTS TO SECURITY HOLDERS

The Company will furnish to shareholders: (i) an annual report containing financial information examined and reported upon by its certified public accountants; (ii) unaudited financial statements for each of the first three quarters of the fiscal year; and (iii) additional information concerning the business and operations of the Company deemed appropriate by the Board of Directors.

                          ---------------

The approximate date on which this Prospectus is first being sent to holders of
Pratt Common Stock is                  , 1996.
                     ------------------

- -------------------------------------------------------------------------------
                               TABLE OF CONTENTS
- -------------------------------------------------------------------------------
PROSPECTUS SUMMARY                                                           6
RISK FACTORS                                                                 8
THE DISTRIBUTION                                                            12
SELLING SECURITY HOLDERS                                                    13
USE OF PROCEEDS                                                             16
THE COMPANY                                                                 17
BUSINESS ACTIVITIES                                                         19
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION                                                   21
 Trends and Uncertainties
 Capital and Source of Liquidity
 Results of Operations
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                               23
CERTAIN TRANSACTIONS                                                        23
MANAGEMENT                                                                  24
 Officers and Directors
 Remuneration
 Indemnification
PRINCIPAL SHAREHOLDERS                                                      28
SHARES ELIGIBLE FOR FUTURE SALE                                             30
NASDAQ LISTING                                                              31
DESCRIPTION OF SECURITIES                                                   32
LEGAL MATTERS                                                               33
LEGAL PROCEEDINGS                                                           33
EXPERTS                                                                     33
INTERESTS OF NAMED EXPERTS AND COUNSEL                                      34

                                    Page 5 of 57 Pages

- -----------------------------------------------------------------
                     PROSPECTUS SUMMARY
- -----------------------------------------------------------------
The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this Prospectus.

THE COMPANY. The Company was incorporated in Nevada on June 1, 1995. The Company is authorized to issue Fifty Million
(50,000,000) Common Shares, $.001 par value.   The Company's
Common Stock has no cumulative rights and no preemptive rights.
On June 4, 1995, the Board of Directors of the Company have authorized a dividend distribution of 100,000 "A" Warrants on a pro rata basis to the shareholders of record as of June 4, 1995. The "A" Warrants shall be exercisable for a period of two years
from issuance.   The "A" Warrants shall be exercisable into Common
Shares of the Company at the exercise price of $4.00 per Common Share. The Board of Directors of the Company have also authorized a dividend distribution of 100,000 "B" Warrants on a pro rata
basis to the shareholders of record as of June 4, 1995.   The "B"
Warrants shall be exercisable for a period of two years from
issuance.   The "B" Warrants shall be exercisable into Common
Shares of the Company at the exercise price of $6.00 per Common
Share.   There are currently outstanding 99,333 Class "A" and
99,333 Class "B" Warrants issued and outstanding.

The Company's executive offices are located at 400 Park Place, #2C, Fort Lee, New Jersey 07024 and its mailing address is 177 Main Street, Suite 312, Fort Lee, New Jersey 07024. Telephone No.
(201) 947 - 4642. These offices consist of 1,300 square feet on a five year lease commencing November 1, 1995 for $1,500 per month.

THE DISTRIBUTION.

Securities Being Distributed              65,000 shares of the Company's Common Stock.

Purpose of Distribution                   To enhance the Company's ability to raise additional capital, if necessary, in the future.

Shares of Common Stock Outstanding
   After Distribution                     1,591,834 shares of Common Stock.

Distributing Company                      Pratt, Wylce & Lords, Ltd., a Nevada  Company.

Distribution Ratio                        One share of Common Stock for  every forty shares of Pratt Common Stock owned of record on July 21, 1995 (the "Record Date").

Use of Proceeds                           The securities to which this Prospectus relates are being  distributed to holders of Pratt Common Stock as a dividend and neither the Company nor Pratt will receive any cash or other proceeds in connection with the Distribution.


                                    Page 6 of 57 Pages


                                          Additionally this Prospectus relates to securities being registered on behalf of selling securityholders and the Company will not receive any cash or other proceeds in connection with the subsequent sale. Any proceeds received from the subsequent exercise of the Class A and Class B Warrants shall be used as working capital and to expand operations.

Federal Income Taxes                      The Distribution will constitute a dividend fully taxable as income to holders of
                                          Pratt Common Stock. See "Federal Income Taxes."

Certain Factors to be Considered          See "Risk Factors."

Absence of Dividends; Dividend Policy     The Company does not currently intend to pay regular cash dividends on its Common
                                          Stock; such policy will be reviewed by the Company's  Board of Directors from time to time in light of, among other things, the Company's earnings and financial position. See "Risk Factors."

Transfer Agent                            The Company shall act as its own Transfer Agent until the effective date of the Registration Statement.


                                    Page 7 of 57 Pages

SELECTED FINANCIAL INFORMATION. The selected financial information presented below under the captions and "Balance Sheet" as of October 31, 1995 and "Statement of Operations" for the period ended October 31, 1995 are derived from the audited financial statements
of the Company.   The selected financial information presented
below under the captions "Balance Sheet" as of January 31, 1996 and Statement of Operations for the period from November 1, 1995 to January 31, 1996 is derived from the unaudited financial statements of the Company. The Balance Sheet and Statement of Operations have not been audited by independent certified public accountants' however, in the opinion of management, all adjustments (which include only normal recurring adjustments) have been made in order to present fairly the operations for this period.


                                    Page 8 of 57 Pages

BALANCE SHEET                                October 31,                  January 31,
                                                1995                         1996
                                                ----                         ----
Total Assets                                  $808,601                     $841,448
Total Liabilities                             $ 19,146                      $37,463
Total Stockholders'
 Equity                                       $789,455                     $803,985
Total Liabilities &
 Stockholders' Equity                         $808,601                     $841,448

STATEMENT OF OPERATIONS
                                            From Inception                  For Period
                                            (June 1, 1995)              From Nov. 1, 1995
                                                  to                           to
                                           October 31, 1995             January 31, 1996
                                           ----------------             ----------------
Revenues from continuing
   operations                                   $34,221                      $44,657
Income (Loss) from
 continuing operations                        $(497,511)                      $5,108
Nonoperating Income
 (Expense)                                       $9,372                       $9,422
Provision (Credit) For
 Income Taxes                                         -                            -
Net income (loss)                             $(488,139)                     $14,530
Net income (loss) per common
share of outstanding stock                        $(.34)                        $.01

- -------------------------------------------------------------------------------
                            RISK FACTORS
- -------------------------------------------------------------------------------

In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider, among other things, the following Risk
Factors:

NO INDEPENDENT MARKET RESEARCH OF POTENTIAL DEMAND FOR CURRENT OPERATIONS. No independent organization has conducted market research providing management with independent assurance from which to estimate potential demand for the Company's business operations. Even in the event market demand is independently identified, there is no assurance the Company will be successful. See "Business Activities."

UNCERTAINTY OF FUTURE FINANCIAL RESULTS. The Company has experienced only minimal income from operations to date and future financial results are uncertain. As such, there can be no assurance that the Company can be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's marketing program, the maintenance or reduction of expense levels and the success of the Company's business activities. To date, the Company has accumulated loss from operations as of January 31, 1996 of $473,609. Lacking future profitable operations, the Company will require additional capital. Even if the Company obtains future financing or revenues to expand operations, increased production or marketing expenses would adversely affect liquidity of the Company. See "Financial Statements."


                                    Page 9 of 57 Pages

LIQUIDITY DEPENDENT ON ADDITIONAL CAPITAL AND DEBT FINANCING. On a long term basis, liquidity is dependent on increased revenues from operations, additional infusions of capital and debt financing. The Company believes that additional capital and debt financing in the short term will allow the Company to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that the Company will be able to obtain additional equity or debt financing in the future, if at all.

LIMITED NUMBER OF CONSULTING SERVICE CUSTOMERS. During the period ended October 31, 1995 consulting fees were received from Europa Cruises, Champps Entertainment and Game Financial Corp. amounted to $12,205, $4,000 and $4,000 respectively. During the period from November 1, 1995 to January 31, 1996 consulting fees were received from Europa Cruises, Champps Entertainment and Game Financial Corp. amounted to $7,660, $3,000 and $4,000 respectively. There can be no certainty that this limited number of consulting service customers will continue to utilize the Company's services or that the Company can replace or add to these consulting customers.

CONCENTRATION OF CREDIT RISK. The Company currently has $667,265 at January 31, 1996 on deposit in a money market fund at a single broker. The amount of SIPC insurance on this fund is limited to $100,000.

NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES. There is no market for the securities of the Company and there can be no assurance that an established trading market (or any public market) will develop at the conclusion of this Offering, or that if developed, it would be sustained, or that the securities distributed hereunder may be resold at their original book value price or at any other price. Any market for the securities of the Company that may develop will, in all likelihood, be a substantially limited one.

EFFECT OF FUTURE SALES OF SHARES AND UNCERTAINTY OF MARKET DEVELOPMENT. Upon completion of the distribution and a successful completion of the registration of warrants herein the Company will have 1,591,834 common shares outstanding, of which the Warrants and Registered Warrants and underlying Shares registered in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). Upon the effective date of this Registration Statement, 931,834 of the currently 1,591,834 restricted Shares subject to certain limitations of Rule 144 of the Securities Act will become available for public sale. This does not include any Common
Shares underlying the Class A and Class B Warrants which are being registered in this Registration Statement. No assurance can be given that the availability of such Shares for sale will not have an adverse impact on the market price of the Company's Shares, should one develop. Prior to this Offering, there has been little public market for any securities of this Company. Management of the Company cannot predict to what extent a secondary market in the Shares will develop and provide liquidity for holders of the Shares. See "Sale of Shares Pursuant to Rule 144" and "Market Information On Common Shares."

POSSIBLE RESTRICTIONS TO SALES OF COMPANY SECURITIES. Until the Company obtains a listing on NASDAQ, if ever, the Company's securities may be covered by a Rule 15c2-6 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by


                                    Page 10 of 57 Pages
the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must
(i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determined, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. A designated security means any equity security other than a security
(i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; or . . . (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market. See "NASDAQ Listing - Broker-Dealer Sales of
Company's Securities."

ARBITRARILY DETERMINED WARRANT EXERCISE PRICE. The exercise price of the Class A and Class B Warrants being registered on behalf of the Selling Security holders was established arbitrarily by the Company with no direct relationship to the original offering price or the Company's assets, book value, shareholder's equity or any other recognized criterion of value. Accordingly, the Class A and Class B Warrants can be considered to have little or no value at the present time.

COMPETITION. There is significant competition in the gaming industry. The Corporation will be competing with established companies and other entities (many of which may possess substantially greater resources than the Corporation). Almost all of the companies with which the Corporation competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Corporation now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. There is no assurance that the Corporation will continue to compete successfully with other established gaming consultants. The Corporation shall compete on the basis of quality and on public taste in addition to a price basis. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein. See "The Company - Competition."


                                    Page 11 of 57 Pages

DEPENDENCE ON KEY INDIVIDUALS. The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key employees. The Company has not yet entered into definitive employment agreements with any such individuals. The inability to obtain and retain these individuals would have a serious effect upon the business of the Company. See "Company - Employees" and "Management."

LACK OF EXPERIENCE OF MANAGEMENT. The financial success of the Company is partly dependent upon the expertise and judgment of its officers and key employees yet to be retained regarding its information center and consulting services. Mr. Woinski has prior experience regarding the information center. However, the current officers do not have specific prior experience in the type of consulting services to be rendered. Current officers devote an average of 40 - 60 hours per week (80% of their time) to the affairs of the Company. Until key employees are located and retained, the officers and directors will have the exclusive authority to manage and control and make all decisions regarding the business and affairs of the Company. There can be no assurance that management will be able to successfully conduct the operations of the Company due to this lack of experience.

NO ABILITY TO CONTROL AFFAIRS OF THE COMPANY. The majority shareholders and the officers and directors of the Company as a group own over 47% of all of the outstanding common shares of the Company. As a result, these individuals have the ability to control the affairs of the Company. Therefore, investors must rely on management's expertise and judgment regarding the operations of the Company. See "Management" and "Principal Shareholders".

CONFLICTS OF INTEREST. Some of the directors of the Company are currently principals of other businesses. As a result, conflicts of interest may arise. The directors shall use their best efforts to resolve equitably any conflicts that might result from acting as principals for a number of businesses. The directors shall immediately notify the other directors of any possible conflict which may arise due to their involvement with other businesses.
The interested directors in any conflict shall refrain from voting on any matter in which a conflict of interest has arisen. The Company has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms which are fair and reasonable to the Company and approved by a majority of the disinterested directors of the Company's Board of Directors. For further discussion see "Management - Conflicts of Interest Policy." There can be no assurance that such other activities will not interfere with the officers' and directors' ability to discharge their obligation herein.

BENEFIT TO MANAGEMENT. Although currently, the officers and directors have received minimal compensation and common shares for their services, the Company may, in the future, compensate the Company's management with substantial salaries and other benefits. Even though no compensation plan has been proposed or agreed upon, the payment of future salaries, and the costs of these benefits, may be a burden on the Company and may be a factor in limiting or preventing the Company from achieving profitable operations in the future. However, the Company would not continue to compensate management with such substantial salaries and other benefits under circumstances where to do so would have a material negative effect on the Company's financial condition. See "Management - Remuneration."


                                    Page 12 of 57 Pages

LACK OF DIVIDENDS. There can be no assurance that the continued operations of the Company will result in any revenues or will be profitable. At the present time, the Company intends to use any earnings which may be generated to finance the growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, the Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid. See "Dividend Policy."

VULNERABILITY TO FLUCTUATIONS IN ECONOMY. Demand for the Company's proposed products is dependent on, among other things, general economic conditions which are cyclical in nature. Prolonged recessionary periods may be damaging to the Company.

- ------------------------------------------------------------------------------
                              THE DISTRIBUTION
- ------------------------------------------------------------------------------

After careful study and review, the Board of Directors of Pratt determined that it would be in the best interests of Pratt and its shareholders to distribute a proportion of the Company's Common Shares held by Pratt to its shareholders. In addition, the Company and Pratt determined that such a distribution would be in the best interests of the Company. Pratt shareholder's may realize economic benefits from the sale of any Common Stock distribution if a market for the Company's Common Stock develops, although there can be no assurances that any such market will result. Pratt and the Company believe that the distribution to Pratt's shareholders, which will result in an increased shareholder base of the Company, will be an advantage to the Company at such time as the Company may require additional capital and/or make application to NASDAQ. The increased shareholder base of approximately 950 shareholders represents an increase in potential future purchasers of additional stock in any subsequent offering or in the stock market if these individuals are satisfied with the performance of the Company's operations.

Accordingly, after obtaining the approval of the independent directors on Pratt's Board of Directors, the Board of Directors of Pratt declared a dividend
pursuant to which, on or about          , 1996, 65,000 shares of the issued and
outstanding Common Stock of the Company, constituting 35.14% of the shares of Common Stock owned by Pratt, will be distributed to the shareholders of record of Pratt as of July 21, 1995 on the basis of one share of Common Stock for each forty shares of Pratt Common Stock held. The shares of Common Stock are being distributed by Pratt as a dividend to holders of Pratt Common Stock and neither the Company nor Pratt will receive any cash or other proceeds in connection with the Distribution. No fractional shares of Common Stock will be issued. Pratt had approximately 1,321 shareholders of record on the Record Date. The Pratt Common Stock is quoted on over-the-counter under the symbol "PWLS".

In order to comply with certain provisions of Nevada corporate law, on August 1, 1995 (the "Payment Date') Pratt deposited the shares of Common Stock to be distributed with Florida Atlantic Stock Transfer, Inc. (the "Depositary"). The Depositary will hold such shares for the benefit of Pratt shareholders on the Record Date. The terms of the agreement with the Depositary provides that the shares will be released promptly after the Registration Statement to which this Prospectus relates is declared effective by the Commission. However, if the Registration Statement is not declared effective prior to June 30, 1996, then, unless such date is changed by notice to the Depositary from the


                                    Page 13 of 57 Pages

Company, the Depositary shall return all such shares to Pratt without effecting the distribution.


- ------------------------------------------------------------------------------
                          SELLING SECURITY HOLDERS
- ------------------------------------------------------------------------------

The Company shall register pursuant to this prospectus 931,834 Common Shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the Common Shares being registered on behalf of the selling shareholders.

                                                   Percentage       Amount      Percentage
                                        Total        Owned          Owned         Owned
Name and Amount                       Number of     prior to        After         After
Being Registered                       Shares       Offering       Offering      Offering
- ----------------                       ------       --------       --------      --------
Stephen A. Jones - 2,000                2,000          .13%            0            0%
Robert E. Oberndorf - 3,000             3,000          .19%            0            0%
Robert E. Gerner, TTEE - 5,000          5,000          .31%            0            0%
Robert E. Gerner, MD                    4,000          .25%
Lauren Tracy - 2,000                    2,000          .13%            0            0%
Elizabeth Gheen - 5,000                 5,000          .31%            0            0%
John/Barbara Wong, TTEE - 4,000         4,000          .25%            0            0%
Melanie Adler - 2,000                   2,000          .13%            0            0%
Roger Vosti - 2,000                     2,000          .13%            0            0%
Valley Office Blakeman's - 2,000        2,000          .13%            0            0%
Robert R. Odom                          2,000          .13%
Blair W. Dean - 2,000                   2,000          .13%            0            0%
Jean Olivolo - 3,000                    3,000          .19%            0            0%
H. Vincent Schaub, Jr. - 6,000          6,000          .38%            0            0%
Paul/Carol Rice - 3,000                 3,000          .19%            0            0%
James Yanai - 3,000                     3,000          .19%            0            0%
RE Hunt, TTEE - 2,000                   2,000          .13%            0            0%
Robert Zuttermeister - 2,000            2,000          .13%            0            0%
Alan R. Geiwitz - 8,000                 8,000          .50%            0            0%
Richard Rappaport - 2,000               2,000          .13%            0            0%
Michael Silverman - 8,000               8,000          .50%            0            0%
Thomas J. William - 10,000             10,000          .63%            0            0%


                                    Page 14 of 57 Pages

Harvey Orenstein - 6,000                6,000          .38%            0            0%
Yvonne P. Kazeminy, TTEE - 4,900        4,900          .31%            0            0%
Nasser J. Kazeminy, TTEE - 4,900        4,900          .31%            0            0%
Bruce J. Moss - 8,000                   8,000          .50%            0            0%
Howard Kuretsky - 8,000                 8,000          .50%            0            0%
Martin A. Bell - 5,000                  5,000          .31%            0            0%
Ginger M. Bell - 5,000                  5,000          .31%            0            0%
Stanford M. Baratz, TTEE - 8,000        8,000          .50%            0            0%
Michael J. Abrams - 12,000             12,000          .75%            0            0%
Kenneth Meshbesher - 10,000            10,000          .63%            0            0%
Joseph L. Vaccaro - 7,000               7,000          .44%            0            0%
Herb Diamond - 4,000                    4,000          .25%            0            0%
Nasser J. Kazeminy - 56,200            56,200         3.52%            0            0%
Gerald R. Dooher - 3,000                3,000          .19%            0            0%
Robert R. Sanders - 2,000               2,000          .13%            0            0%
Gary A. Dachis - 10,000                10,000          .63%            0            0%
Charles Rich - 6,000                    6,000          .38%            0            0%
Bernard E. Williams, Jr. - 10,000      10,000          .63%            0            0%
Richard H. Proman, TTEE - 8,000         8,000          .50%            0            0%
Bernard Feinstein - 7,000               7,000          .44%            0            0%
Mitsuo Tatsugawa - 5,000                5,000          .31%            0            0%
Man & Co. FBO Sheldon A.
Litman IRA - 6,000                      6,000          .38%            0            0%
Man & Co. FBO Howard
Stacker IRA - 8,000                     8,000          .50%            0            0%
Michael Schklar - 2,000                 2,000          .13%            0            0%
H. Clark Ethridge, Jr. - 2,000          2,000          .13%            0            0%
Richard Jaslow, cust. for
Adam Wayne Jaslow, TTEE - 30,000       30,000         1.88%            0            0%
Richard Jaslow, cust. for
Lori Kimberly Jaslow,
TTEE - 30,000                          30,000         1.88%            0            0%
Richard Jaslow, cust. for
Jennifer Lynn Jaslow, TTEE -
30,000                                 30,000         1.88%            0            0%
Richard Jaslow - 30,000                30,000         1.88%            0            0%
Dorothy J. Filson - 7,000               7,000          .44%            0            0%


                                    Page 15 of 57 Pages

Lawrence M. Swartz, TTEE - 8,000        8,000          .50%            0            0%
David Warren - 2,000                    2,000          .13%            0            0%
Henry Horstmann - 28,000               28,000         1.75%            0            0%
John Horstmann - 28,000                28,000         1.75%            0            0%
Thomas DiSalvatore - 6,000              6,000          .38%            0            0%
Victor/Lana Woinski - 3,000             3,000          .19%            0            0%
Paul/Renee Spiegler - 6,500             6,500          .41%            0            0%
Stan/Arlyne Kruger, TTEE - 8,000        8,000          .50%            0            0%
Stuart Rappaport - 2,000                2,000          .13%            0            0%
S&H Insurance Brokerage,
Inc. - 6,000                            6,000          .38%            0            0%
Leon Nash -10,000                      10,000          .63%            0            0%
John C. Woodall, DDS - 38,000          38,000         2.38%            0            0%
John C. Woodall, DDS
Pension - 2,000                         2,000          .13%            0            0%
Terrence E. Dooher - 4,000              4,000          .25%            0            0%
Tobin C. D'Errico - 3,000               3,000          .19%            0            0%
Michael W. Hogan - 7,000                7,000          .44%            0            0%
Neal A. Bohlman - 2,000                 2,000          .13%            0            0%
Charles R. Branch - 3,000               3,000          .19%            0            0%
Renee/Charles Cleveland - 3,334         3,334          .21%            0            0%
Robert P. Wilkins - 2,000               2,000          .13%            0            0%
Constance Cusick - 3,000                3,000          .19%            0            0%
Lucky Management<F1> - 150,000        150,000         9.39%            0            0%
Pratt, Wylce & Lords,
Ltd<F2> - 120,000                     185,000        11.59%            0            0%
Clinton Clark - 65,000                 65,000         4.07%            0            0%
CM Service - 5,000                      5,000          .31%            0            0%

<F1> Lucky Management is controlled by Alan Woinski, President and Director of the Company.
<F2> Pratt, Wylce & Lords, Ltd. is distributing 65,000 of its common shares to its shareholders. These common shares are being registered in this Offering.


The Company shall register pursuant to this prospectus 99,333 Class A Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding warrants. The amount and percentage owned after the offering assumes the sale of all of


                                    Page 16 of 57 Pages
the Class A Warrants and does not include any Common Shares underlying the Class A Warrants being registered on behalf of the selling security holders.

Name and Amount                      Total Number    Percentage        Amount      Percentage
Being Registered                      of Class A     Owned prior     Owned After  Owned After
- ----------------                       Warrants      to Offering      Offering     Offering
                                       --------      -----------      --------     --------
Alan Woinski<F1><F2>                    98,666         98.67%            0            0%
Kim Santangelo-Woinski<F1><F2>          98,666         98.67%            0            0%
Louis Dachis<F3>                           667         .0067%            0            0%
Lucky Management Corp.<F1><F2>          98,666         98.67%            0            0%

<F1> Pursuant to Rule 13d-3 under the Securities Exchange Act of
1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.
<F2> Includes Lucky Management Corp., Alan Woinski, the
principal shareholder thereof, and Kim Santangelo-Woinski, who is married to Mr. Woinski, who together constitute a "group," as that term is defined in Section 13D of the Securities Exchange Act of 1934, as amended. Mr. Woinski is currently President and a Director of the Company. Kim Santangelo-
Woinski is currently Vice President, Secretary, Treasurer and a Director of the Company.
<F3> Mr. Dachis is currently a Director of the Company.

The Company shall register pursuant to this prospectus 99,333 Class B Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding warrants. The amount and percentage owned after the offering assumes the sale of all of the Class B Warrants and does not include any Common Shares underlying the Class B Warrants being registered on behalf of the selling security holders.


                                    Page 17 of 57 Pages

Name and Amount                      Total Number    Percentage        Amount      Percentage
Being Registered                      of Class B     Owned prior     Owned After  Owned After
- ----------------                       Warrants      to Offering      Offering     Offering
                                       --------      -----------      --------     --------
Alan Woinski<F1><F2>                    98,666         98.67%            0            0%
Kim Santangelo-Woinski<F1><F2>          98,666         98.67%            0            0%
Louis Dachis<F3>                           667         .0067%            0            0%
Lucky Management Corp.<F1><F2>          98,666         98.67%            0            0%

<F1> Pursuant to Rule 13d-3 under the Securities Exchange Act of
1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.
<F2> Includes Lucky Management Corp., Alan Woinski, the
principal shareholder thereof, and Kim Santangelo-Woinski, who is married to Mr. Woinski, who together constitute a "group," as that term is defined in Section 13D of the Securities Exchange Act of 1934, as amended.
<F3> Mr. Dachis is currently a Director of the Company.

- ---------------------------------------------------------------
                      USE OF PROCEEDS
- ---------------------------------------------------------------

The securities to which this Prospectus relates are being distributed to holders of Pratt Common Stock as a dividend and neither the Company nor Pratt will receive any cash or other proceeds in connection with the Distribution.

Additionally, securities are being registered on behalf of the selling securityholders and the Company will not receive any cash or other proceeds in connection with the subsequent sale. Any proceeds received from the subsequent exercise of the Class A and Class B Warrants shall be used as working capital and to expand operations. If all of the Class A Warrants are exercised, the proceeds shall be utilized over a six month period. If all of the Class B Warrants are exercised, the proceeds shall be utilized over a two year period.


                                    Page 18 of 57 Pages

- ---------------------------------------------------------------
                       THE COMPANY
- ---------------------------------------------------------------

THE COMPANY. The Company was incorporated in Nevada on June 1, 1995. The Company is authorized to issue Fifty Million (50,000,000) Common Shares, $.001 par value. The Board of Directors of the Company have authorized a dividend distribution of 100,000 "A" Warrants on a pro rata basis to the shareholders of record as of June 4, 1995. The "A" Warrants shall be exercisable for a period of two years from issuance. The "A" Warrants shall be exercisable into Common Shares of the Company at the exercise price of $4.00 per Common Share. The Board of Directors of the Company have also authorized a dividend distribution of 100,000 "B" Warrants on a pro rata basis to the shareholders of record as of June 4, 1995. The "B" Warrants shall be exercisable for a period of two years from issuance. The "B" Warrants shall be exercisable into Common Shares of the Company at the exercise price of $6.00 per Common Share. There are currently 99,333 Class "A" Warrants and 99,333 Class "B" Warrants issued and outstanding.

The Company's executive offices are located at 400 Park Place, #2C, Fort Lee, New Jersey 07024 and its mailing address is 177 Main Street, Suite 312, Fort Lee, New Jersey 07024. Telephone No. (201) 947 - 4642. These offices consist of 1,300 square feet on a five year lease commencing November 1, 1995 for $1,500 per month.

BUSINESS OBJECTIVE. The operations and objectives of the Company are to provide a daily 900 number hotline information service and weekly newsletter regarding all aspects of the gaming industry.

The Company also provides consulting services. The consulting services shall include information services described above, consulting regarding day to day operations of gaming enterprises and consulting regarding investor relations and corporate communications for gaming enterprises.

No independent organization has conducted market research providing management with independent assurance from which to estimate potential demand for the Company's business operations. Even in the event market demand is independently identified, there is no assurance the Company will be successful.

EMPLOYEES. As of the date of this Prospectus, the Company has two full time employees (the Company's current officers) and no part time employees. The officers conduct all of the business of the Company. See "Risk Factors."

The Company will, as operations demand, sub-contract the balance of its personnel through independent contractors or hire additional employees.

CONSULTING AGREEMENT. During June, 1995, the Company entered into a consulting agreement with Pratt, Wylce & Lords, Ltd. ("Pratt") to assist the Company in its capitalization and the obtainment of additional financing. To date, Pratt has provided consulting services to the Company regarding capital structuring, initial equity financing, and preparation of a registration statement. As partial payment for consulting services, the Company issued 185,000 of its Common Shares to Pratt, of which 65,000 Common Shares are to be registered and distributed to Pratt shareholders and 65,000 Common


                                    Page 19 of 57 Pages

Shares to a nominee of Pratt. In addition, Pratt received total cash compensation of $60,000.

Pratt and the Company believe that the distribution to Pratt's shareholders, which will result in an increased shareholder base of the Company, will be an advantage to the Company at such time as the Company may require additional capital and/or make application to NASDAQ. As a result, the Company has agreed to pay for the registration costs of the distribution along with the registration of common stock on behalf of selling shareholders.

COMPETITION. There is significant competition in the gaming industry. The Company will be competing with established companies and other entities (many of which may possess substantially greater resources than the Company). Almost all of the companies with which the Company competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Company now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. There is no assurance that the Company will continue to compete successfully with other established gaming news enterprises. The Company shall compete on the basis of quality and on public taste in addition to a price basis. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein.

BUSINESS DEVELOPMENT COMPANY. As the Company obtains equity interests in gaming companies who desire to become public, the Company may become subject to the provisions of the Investment Company Act of 1940. It is possible that the Company may choose to elect to be treated as a Business Development Company ("BDC") pursuant to Section 54 of the Investment Company Act of 1940 (the "1940 Act"). On October 21, 1980, the 1940 Act was amended by a series of amendments which added sections 59 through 65. These sections comprise the Small Business Investment Incentive Act of 1980 (the "SMIIA").
For purposes of the SMIIA, a business development company is defined as a domestic closed-end company which is operated for the purpose of making certain types of investments and which makes available significant managerial assistance to the companies in which it invests. Generally, a company which elects to be treated as a business development company, or intends within 90 days to so elect, is exempt from certain provisions of sections 1 through 53 of the 1940 Act.

To take advantage of these special regulatory provisions, a BDC must comply with sections 59 through 65 of the 1940 Act, which require, among other things, that:
     a. a majority of the BDC's directors must not be "interested persons" as defined in section 2(a)(19) of the 1940 Act;
     b. A BDC is restricted in the kind of investments it can make, i.e., at least seventy percent of the BDC's assets (excluding assets necessary to maintain the business, such as office furniture) must consist of securities of small, developing business or financially troubled businesses and such liquid assets as cash or cash items, Government securities or short-term, high quality debt securities;


                                    Page 20 of 57 Pages

     c. A BDC must annually furnish to its shareholders a statement, in such form and manner as the Securities and Exchange Commission may prescribe, about the risks involved in investing in a BDC due to the nature of its portfolio, and;
     d. A BDC must have a class of equity securities registered under the 1934 Act or have filed a registration statement under that section and must comply with the periodic reporting requirements under the 1934 Act, including annual reports, quarterly reports and reports of certain material changes, rather than with those in section 30 of the 1940 Act.


- ---------------------------------------------------------------
                    BUSINESS ACTIVITIES
- ---------------------------------------------------------------

The Company provides the following products and services.

 Information Center: The Company's Information Center division covers all types of gaming. Information concerning all aspects of the gaming industry shall be provided, including riverboat and land based gambling, lotteries, paramutuals, charitable gaming and Indian gaming. The
Company shall also provide very limited information on Internet gaming which is currently unregulated. The Company provides The Gaming Industry Daily Report Hotline, a 900 number hotline at $.95 per minute with the average length of the call being 4.5 minutes. The Gaming Industry Daily Report has four selections which include a daily update, a weekly update, a model portfolio and CEO interviews. The Company also distributes The Gaming Industry Weekly Report, which includes news, editorial commentary, insider transactions and a rumor section. The Gaming Industry Weekly Report charges
$75 for 13 weeks and $250 for 52 weeks by mail. The fax subscription is $125 for 13 weeks and $400 for 52 weeks.
There is also a combination plan where a subscriber receives the weekly report and the hotline without any 900# charges for $99 per month, payable three months in advance. The subscriber dials a toll number and enters a code to hear The Gaming Industry Daily Report. Mr. Woinski is the only principal who has experience in preparing published reports relating to the gaming industry ( since March, 1993).

The Company intends to expand the information center to include daily fax updates on the events in the industry and in the financial markets, a wire service to disseminate the information to the uniformed public and joint ventures with other industry publications.

There is currently very limited information available regarding the gaming industry. The Company's information services are targeted at industry personnel plus consumers of and investors in the industry. The Company targets areas that have legalized casinos since that is where most of the employees and management reside and work. These areas include Nevada, Mississippi, Iowa, New Jersey, Missouri, Minnesota, Louisiana, Colorado, Indiana and Connecticut. Additionally, the Company targets states where Indian casinos are located and in Canada. The Company will target Mexico and other South America countries as legalization of casinos occurs in those areas.

The information provided by the Company includes reporting and analysis of news releases by gaming companies, Dow Jones Federal Filings new reports and reports on political decisions affecting the gaming industry and employee changes in the industry. Dow Jones Federal Filings is a service of Dow
Jones and Co. It includes excerpts from


                                    Page 21 of 57 Pages

Form 10-Ks, 10-Qs,, and 8-Ks filed by reporting companies. It also lists insider transactions as they are reported to the Securities and Exchange Commission. The Company uses these services from Dow Jones, company press releases, newspaper articles from around the world and management's contacts in the industry to summarize and disseminate information to investors and industry personnel who do not have the time, access to, or desire to get the information themselves.

 Consulting Services: The Company provides consulting services to gaming companies who are involved in all types of gaming activities. These services include overseeing operations, public relations, investor relations, and acting as liaisons in joint ventures, financing, lease negotiations, etc. The Company's fees for its consulting services range from $1,000 per month to $3,000 per month depending on the duties to be performed. The majority of this business has developed directly from subscribers to The Gaming Industry Weekly Report as well as Mr. Woinski's public speaking engagements and various articles about and by Mr. Woinski in trade publications. From December 1992 to August 1995, Mr. Woinski was President of Lucky Management Corp, an investment advisory firm which also held interests in other businesses including printing, real estate, etc. Mr. Woinski served as an advisor for the Monitrend Gaming and Leisure Mutual Fund from October 1993 to December 1994 and was Portfolio Manager of the High Rollers Investment Partnership from December 1992 to October 1993. Mrs. Woinski was Vice President of Lucky Management Corp., an investment advisory firm which also held interests in other businesses including printing, real estate, etc. from December 1992 to August 1995. The Company shall target the same areas described above under "Information Center".

Mr. Woinski writes the newsletter and gathers the information for the newsletter. Mr. Woinski will perform all of the actual consulting services. Mrs. Woinski is in charge of customer relations, in house accounting and marketing of the Company's newsletter and other services.

The following is a summary of segment information for the period ended October 31, 1995 and for the period from November
1, 1995 to January 31, 1996:

                                                                      For period from
                                             For period ended       November 31, 1995 to
                                             October 31, 1995         January 31, 1996
                                             ----------------         ----------------
Sales to unaffiliated customers:
               Subscription sales                 $12,121                 $18,434
               Consulting Fees                    $22,100                 $26,223
                                                  -------                 -------
                                                  $34,221                 $44,657

Income (Loss)  from operations:
               Subscription sales                 $12,121                 $18,434
               Consulting fees                    $22,100                 $26,223
                                                  -------                 -------
                                                  $34,221                 $44,657
               Other income                         9,372                   9,422
               General corporate expenses        (531,732)                (39,549)

Identifiable assets:
               General corporate                 $808,601                $841,448
Capital expenditures:
               General corporate                 $  1,920                $      -
Depreciation:
               General corporate                 $    794                $    447
Amortization:
               General corporate                 $    320                $    183

Income from operations represents the net sales from each segment, and excludes general corporate expenses and other income of a general corporate nature. General corporate assets consists principally of cash and trading securities.


                                    Page 22 of 57 Pages

During the period ended October 31, 1995 consulting fees were received from Europa Cruises, Champps Entertainment and Game Financial Corp. amounted to $12,205, $4,000 and $4,000 respectively. During the period from November 1, 1995 to January 31, 1996 consulting fees were received from Europa Cruises, Champps Entertainment and Game Financial Corp. amounted to $7,660, $3,000 and $4,000 respectively.


- ---------------------------------------------------------------
                 MANAGEMENT'S DISCUSSION
                OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS
- ---------------------------------------------------------------

TRENDS AND UNCERTAINTIES. Inasmuch as a major portion of the Company's activities is the development and operation of a daily 900 number hotline information service, a weekly newsletter regarding the gaming industry and providing consulting services, the Company's business operations may be adversely affected by competitors and prolonged recessionary periods.

In addition, the future exercise of any of the Warrants is uncertain based on the current financial condition of the Company. The lack of future exercise of the Class A or Class B Warrants registered hereunder would negatively impact the Company's ability to successfully expand operations.

During the period ended October 31, 1995 consulting fees were received from Europa Cruises, Champps Entertainment and Game Financial Corp. amounted to $12,205, $4,000 and $4,000 respectively. During the period from November 1, 1995 to January 31, 1996 consulting fees were received from Europa Cruises, Champps Entertainment and Game Financial Corp. amounted to $7,660, $3,000 and $4,000 respectively. There can be no certainty that this limited number of consulting service customers will continue to utilize the Company's services or that the Company can replace or add to these consulting customers.

CAPITAL AND SOURCE OF LIQUIDITY. The Company signed a lease to rent 700 square feet of office space through June 30, 2000. The Company exercised its option to rent an additional six hundred square feet of space commencing November 1, 1995. Total lease payments per month increased from $700 per month to $1,500. This may have a negative impact on the cash flow of the Company. The landlord is Lucky Management Corp. Other than the lease, the Company has no material commitments for capital expenditures. The Company has planned capital expenditures as discussed in "Business Activities".

For the period ended October 31, 1995, the Company purchased fixed assets for $1,920 and incurred organization costs of $3,191. This resulted in net cash used in investing activities of $5,111 for the period ended October, 1995.

For the period from November 1, 1995 to January 31, 1996, the
Company had no cash flow from investing activities.

For the period ended October 31, 1995, the Company received $842,151 from the sale of its common stock and received a loan from Mr. Woinski, an officer, net of a repayment of $515. As a result, the Company had net cash provided by financing activities of $842,666 for the period ended October 31, 1995.


                                    Page 23 of 57 Pages

For the period from November 1, 1995 to January 31, 1996 the
Company had no cash flow from financing activities.

On a long term basis, liquidity is dependent on increased revenues from operations, additional infusions of capital and debt financing. The Company believes that additional capital and debt financing in the short term will allow the Company to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that the Company will be able to obtain additional equity or debt financing in the future, if at all.

RESULTS OF OPERATIONS. The Company experienced net operating loss of $488,139 for the period ended October 31, 1995. General and administrative expenses for the period ended October 31, 1995 were $531,732 and consisted of principally common stock issued for services of $427,945 and miscellaneous general and administrative expenses of $103,787.
Depreciation and amortization totaled $794 and $320 respectively for the period ended October 31, 1995. The Company had an increase in accounts receivable of $4,829, accounts payable of $2,234 due to commencement of operations. The Company had deferred revenue of $16,397 from the sale of its newsletter subscriptions and unrealized gain on trading securities of $2,500 for the period ended October 31, 1995. The Company also purchased trading securities of $30,000.
The material factor in the large net operating loss of the Company resulted from the issuance of common stock and options for non-cash consideration of $427,945. Net cash used in operations for the period ended October 31, 1995 was $77,778.

The Company had net income of $14,530 for the period from November 1, 1995 to January 31, 1996. General and administrative expenses for the period from November 1, 1995 to January 31, 1996 were $39,549 and consisted principally of officer's salaries of $22,100, rent of $4,649 and miscellaneous general and administrative expenses of $12,800. The Company acquired trading securities for $45,378 to attempt to achieve a greater return on its money than could be obtained in a bank account. Deferred revenue increased $18,034 from the sale of its newsletter subscriptions. Additionally, the Company purchased furniture and office equipment valued at $9,418. Net cash used in operations for the period from November 1, 1995 to January 31, 1996 was $22,232.

The Company is seeking to lower its operating expenses while expanding operations and increasing its customer base and operating revenues. The Company is focusing on decreasing administrative costs. However, increased marketing expenses will probably occur in future periods as the Company attempts to further increase its marketing and sales efforts.




- ---------------------------------------------------------------
                   CERTAIN TRANSACTIONS
- ---------------------------------------------------------------

RELATED PARTY TRANSACTIONS. During the period ended October 31, 1995, Mr. Alan Woinski, an officer of the Company, lent the Company $1,100. The loan was payable upon demand.
Based on the fact that there is no annual interest rate for the loan and the fact that Mr. Woinski is a principal in the Company and is aware of the current financial situation of the Company, the Company is of the opinion that the terms are as or more


                                    Page 24 of 57 Pages
favorable as those which could have been obtained by nonaffiliates. The Company repaid $585 in July, 1995.

During June, 1995, affiliates of the Company exchanged office equipment with a historical cost basis of $7,498 for common stock of the Company.

During November, 1995 the Company entered into a lease for its office facilities with a related party expiring during November 2000. The rent pursuant to the lease approximates fair market. Minimum annual rent payment due under the lease totals $18,000 for each year ended October 31, 1996 through 2000.

DISTRIBUTION OF SECURITIES. On June 4, 1995, the Board of
Directors authorized the distribution of 100,000 each of A and B stock purchase warrants exercisable as follows:

     $4.00 plus one A warrant for each share of common stock; and $6.00 plus one B warrant for each share of common stock.

The warrants are exercisable for a period of two years from the date of issue and are callable with 30 days notice at a price of $.001 per warrant.

Upon the resignation of a director, 667 of the Class "A" and Class "B" Warrants were retired.

The Class A and Class B Warrants and the common stock underlying said Class A and Class B Warrants are being registered in this Offering.

LOCKUP AGREEMENT. Pursuant to a written agreement in October, 1995, the principal shareholders and officers and directors (Alan Woinski, Kim Santangelo-Woinski, Lucky
Management Corp., Louis Dachis who received warrants issued them pursuant to the Special Meeting of the Board of Directors held on June 4, 1995 have agreed as follows:

In the event the shareholder exercises any warrants, the stock issued to the shareholder pursuant to the exercise shall be locked in and restricted from trading for a period of two years. A notice is to be placed on the face of each stock certificate covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted until twenty-four (24) months from the date of issuance. The shareholder also agrees not to sell or otherwise transfer their interest in the warrants except to an underwriter or other market makers in the stock once a market is established. The shareholder further agrees that the total value in cash, or other consideration, paid by the buyer to the seller shall not exceed $.01 per warrant.

- ---------------------------------------------------------------
                        MANAGEMENT
- ---------------------------------------------------------------

OFFICERS AND DIRECTORS. Pursuant to the Articles of Incorporation, each Director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. It is the intent of the Corporation to support the election of a majority of "outside" directors at such meeting. The Corporation's basic philosophy mandates the inclusion of directors who will be representative of management, employees and the minority shareholders of the Corporation. Directors may only be removed for "cause". The term of office of each officer of the Corporation is at the pleasure of the Corporation's Board.


                                    Page 25 of 57 Pages

The principal executive officers and directors of the Corporation will be as follows:

Name                                 Position               Term(s) of Office
- -------------------------------------------------------------------------------
Alan Woinski, age 31                 President                 Inception to
                                    and Director                 present

Kim Santangelo-Woinski,       Vice President, Secretary,       Inception to
 age 32                        Treasurer and Director            present

Louis Dachis, age 25                  Director             Inception to present

Resumes:

Alan Woinski - Mr. Woinski is currently President and a Director of the Company. Mr. Woinski founded The Gaming Industry Daily Report in March, 1993 and has been its editor since August 1993. Mr. Woinski was Vice President of A & E Printing, Inc. from January 1988 to December 1994. Since January 1995, Mr. Woinski has been President of A & E Printing, Inc., a commercial printing company. As Vice-President, Mr. Woinski was in charge of sales, marketing and production. As president, Mr. Woinski's duties were expanded to hiring and firing personnel, inventory control and overseeing all operations of the company. From December 1992 to August 1995, Mr. Woinski was also President of Lucky Management Corp, an investment advisory firm which also held interests in other businesses including printing, real estate, etc. As president, Mr. Woinski handled all investment advisory accounts including being the advisor to the Monitrend Gaming and Leisure fund. Mr. Woinski served as an advisor for the Monitrend Gaming and Leisure Mutual Fund from October 1993 to December 1994 and was Portfolio Manager of the High Rollers Investment Partnership from December 1992 to October 1993. Duties as advisor and portfolio manager included updates on the gaming industry including trend analysis, technical analysis on securities on companies in the gaming industry, buy and sell recommendations, etc. Mr. Woinski graduated from Hofstra University in 1986.

Kim Santangelo-Woinski - Mrs. Woinski is currently Vice President, Secretary/Treasurer and a Director of the Company. Mrs. Woinski was Vice President of Lucky Management Corp., an investment advisory firm which also held interests in other businesses including printing, real estate, etc. from December 1992 to August 1995. Mrs. Woinski was vice president in charge of all in-house accounting and customer relations as well as running the entire office including ordering supplies, equipment, etc. From January 1992 to January 1994, Mrs. Woinski worked as operations manager/personal assistant to the President of Tee Dee's, Inc., a women's clothing store. Mrs. Woinski's duties included office management and personnel supervision. From 1990 to 1992, Mrs. Woinski was beverage manager of Waypointe, Inc., and served as beverage manager of Treadway Inn Hotel from 1989 to 1991. Her duties as beverage manager included hiring staff, inventory and overseeing and filing reports for the parent company.

Louis Dachis - Mr. Dachis is currently a Director of the Company. Mr. Dachis was self-employed as a freelance graphic artist from May 1991 to February 1994. From April 1994 to the present, Mr. Dachis has been the marketing director for Game Financial Corporation, a credit card cash machine company. Mr. Dachis is in charge of marketing


                                    Page 26 of 57 Pages
and investor relations for the company. Mr. Dachis attended the California Institute of The Arts from 1989 to 1993.

Note - Due to a change in the policy of the firm in which he is employed regarding outside directorships, Mr. Lawrence Zipkin, who had been a director since inception, resigned his position of Director in the fourth quarter of 1995. Mr. Zipkin also returned to treasury all of his common shares, warrants and options previously issued by the Company.

Remuneration. Since inception, no cash compensation has been paid by the Corporation to its officers and directors, during which there were two (2) officers and four (4) directors:

The Company has not entered into Employment Agreements with its officers. The Board of Directors and shareholders have approved a Non-Statutory Stock Option Plan to attract and retain persons of experience and ability and whose services are considered valuable and to encourage the sense of proprietorship in such persons and to stimulate the active interest of such persons in the development and success of the Corporation.

     1. Persons Eligible to Participate in Non-
     Statutory Stock Option Plan. The persons eligible for participation in the Plan as recipients of Non-statutory Stock Options ("NSOs") shall include full-time and part-time employees (as determined by the Committee) and officers of the Company or of an Affiliated Corporation. In addition, directors of the Company or any Affiliated Corporation who are not employees of the Company or an Affiliated
     Corporation and any attorney, consultant or other adviser to the Company or any Affiliated
     Corporation shall be eligible to participate in the Plan. For all purposes of the Plan, any director who is not also a common law employee and is granted an option under the Plan shall be considered an "employee" until the effective date of the director's resignation or removal from the Board of Directors, including removal due to death or disability. The Committee shall have full power to designate, from among eligible individuals, the persons to whom NSOs may be granted. A person who has been granted an NSO may be granted an additional NSO or NSOs, if the Committee shall so determine. The granting of an NSO shall not be construed as a contract of employment or as entitling the recipient thereof to any rights of continued employment.

     2. Stock Reserved for the Plan. Subject to adjustment, a total of 750,000 shares of Common
     Stock, $.001 par value per share ("Stock"), of the Company shall be subject to the Plan. The Stock subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company or any Affiliated Corporation, and such amount of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to


                                    Page 27 of 57 Pages
     outstanding NSOs at the termination of
     the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any NSO expire or be canceled prior to its exercise in full, the unexercised shares theretofore subject to such NSO may again be subjected to an NSO under the Plan.

     3. Option Price. The purchase price of each share of Stock placed under NSO shall not be less than Eighty Five percent (85%) of the fair market value of such share on the date the NSO is granted.
     The fair market value of a share on a particular date shall be deemed to be the average of either
     (i) the highest and lowest prices at which shares were sold on the date of grant, if traded on a national securities exchange, (ii) the high and low prices reported in the consolidated reporting system, if traded on a "last sale reported" system, such as NASDAQ, for over the counter securities, or
     (iii) the high bid and high asked price for other over-the-counter securities. If no transactions in the Stock occur on the date of grant, the fair market value shall be determined as of the next earliest day for which reports or quotations are available. If the common shares are not then quoted on any exchange or in any quotation medium at the time the option is granted, then the Board of Directors or Committee will use its discretion in selecting a good faith value believed to represent fair market value based on factors then known to them. The cash proceeds from the sale of Stock are to be added to the general funds of the Company.

     4. Exercise Period. (a) The NSO exercise period shall be a term of not more than ten (10) years from the date of granting of each NSO and shall automatically terminate:

        (i) Upon termination of the optionee's
     employment with the Company for cause;
        (ii) At the expiration of twelve (12) months from the date of termination of the optionee's employment with the Company for any reason other than death, without cause; provided, that if the optionee dies within such nine-month period, subclause (iii) below shall apply; or
        (iii) At the expiration of fifteen (15) months after the date of death of the optionee.

        (b) "Employment with the Company" as used in the Plan shall include employment with any Affiliated Corporation, and NSOs granted under the Plan shall not be affected by an employee's transfer of employment among the Company and any Parent or Subsidiary thereof. An optionee's employment with the Company shall not be deemed interrupted or terminated by a bona fide leave of absence (such as


                                    Page 28 of 57 Pages
     sabbatical leave or employment by the Government) duly approved, military leave or sick leave.

Pursuant to the Non-Statutory Stock Option Plan, the Board of Directors has granted stock options to each of the directors to purchase 10,000 Common Shares of the Company (for an aggregate of 30,000 Common Shares). The option price shall be $.01 per Common Share. The exercise period of the options is Three years.

 Board of Directors Compensation. Members of the Board of Directors may receive an amount yet to be determined annually for their participation and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by the Corporation. Director liability insurance may be provided to all members of the Board of Directors. No differentiation is made in the compensation of "outside directors" and those officers of the Corporation serving in that capacity.

CONFLICTS OF INTEREST POLICY. The Company has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of the Company's Board of Directors. The Board of Directors resolved that the Bylaws of the Company shall be amended to provide that no such transactions by the Company shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of the Board of Directors of the Company or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if: (i) the fact of such common directorship or financial interest is disclosed or known by the Board of Directors or committee and noted in the minutes, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of such interested directors; or (ii) the fact of such common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the Common Shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of shareholders), or (iii) the contract or transaction is fair and reasonable to the Company at the time it is authorized or approved. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of the Company or a committee thereof which approves such transactions.

INDEMNIFICATION. The Corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or served any other enterprise as director, officer or employee at the request of the Corporation. The Board of Directors, in its discretion, shall have the power on behalf of the Corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Corporation.


                                    Page 29 of 57 Pages

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Corporation, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE
CORPORATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT
OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES
AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.



                                    Page 30 of 57 Pages

- --------------------------------------------------------------
                 PRINCIPAL SHAREHOLDERS
- --------------------------------------------------------------

There are currently 1,591,834 Common Shares outstanding. The following tabulates holdings of shares of the Corporation by each person who, subject to the above, at the date of this Memorandum, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Corporation individually and as a group.

                                  Shareholdings at Date of
                                     This Memorandum
                              --------------------------------
                                    Amount                                Amount
Name and Address of            of Common Shares                       of Common Shares
Beneficial Owner               Currently Owned            Percent   Owned After Offering   Percent
- --------------------------------------------------------------------------------------------------
Alan Woinski                  740,000<F1><F2><F3>          46.49%         740,000           46.49%

Lucky Management Corp.        740,000<F1><F2><F3>          46.49%         740,000           46.49%

Kim Santangelo-Woinski        740,000<F1><F2><F3>          46.49%         740,000           46.49%

Louis Dachis                    5,000                        .31%           5,000             .31%

Pratt, Wylce & Lords          185,000                      11.62%               0               0%

Clinton Clark                  65,000                       4.08%               0               0%

All Directors & Officers
as a group (3 persons)        745,000                      46.70%         745,000           46.70%

<F1> Pursuant to Rule 13d-3 under the Securities Exchange Act of
1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

<F2> Includes Lucky Management Corp., Alan Woinski, the
principal shareholder thereof, and Kim Santangelo-Woinski, who is married to Mr. Woinski, who together constitute a "group," as that term is defined in Section 13D of the Securities
Exchange Act of 1934, as amended.

<F3> The above disclosure does not include common shares which may be issued upon the exercise of the Class A or Class B Warrants. Assuming exercise of the Class A and Class B Warrants, Alan Woinski, Kim Santangelo-Woinski and Lucky Management shall beneficially own a total of 947,332 common shares.


                                    Page 31 of 57 Pages

There are currently 99,333 Class A Warrants outstanding. The following tabulates holdings of Class A Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.

Name                                  Total Number               Percentage                 Amount                Percentage
- ----                                   of Class A               Owned prior              Owned After             Owned After
                                        Warrants                to Offering                Offering                Offering
                                        --------                -----------                --------                --------
Alan Woinski<F1>                          98,666                  99.33%                       0                      0%
Kim Santangelo-Woinski<F1>                98,666                  99.33%                       0                      0%
Lucky Management Corp.<F1>                98,666                  99.33%                       0                      0%
Louis Dachis                                 667                  .0067%                       0                      0%
All Officers and Directors - 3            99,333                 100.00%                       0                      0%

<F1>pursuant to Rule 13d-3 under the Securities Exchange Act of
1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

<F2>Includes Lucky Management Corp., Alan Woinski, the
principal shareholder thereof, and Kim Santangelo-Woinski, who is married to Mr. Woinski, who together constitute a "group," as that term is defined in Section 13D of the Securities
Exchange Act of 1934, as amended.

There are currently 99,333 Class B Warrants outstanding. The following tabulates holdings of Class B Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.

Name                                  Total Number               Percentage                 Amount                Percentage
- ----                                   of Class B               Owned prior              Owned After             Owned After
                                        Warrants                to Offering                Offering                Offering
                                        --------                -----------                --------                --------
Alan Woinski<F1>                          98,666                  99.33%                       0                      0%
Kim Santangelo-Woinski<F1>                98,666                  99.33%                       0                      0%
Louis Dachis                                 667                  .0067%                       0                      0%
Lucky Management Corp.<F1>                98,666                  99.33%                       0                      0%
All Officers and Directors - 3            99,333                 100.00%                       0                      0%

<F1> Pursuant to Rule 13d-3 under the Securities Exchange Act of
1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

<F2> Includes Lucky Management Corp., Alan Woinski, the
principal shareholder thereof, and Kim Santangelo-Woinski, who is married to Mr. Woinski, who together constitute a "group," as that term is defined in Section 13D of the Securities
Exchange Act of 1934, as amended.


                                    Page 32 of 57 Pages

- -------------------------------------------------------------
            SHARES ELIGIBLE FOR FUTURE SALE
- -------------------------------------------------------------

Upon completion of the Distribution, the Company will have 1,591,834 shares of Common Stock outstanding, 931,834 of which are being registered on behalf of selling shareholders in this Offering. This does not include any Common Stock issued upon exercise of the 99,333 Class A Warrants and 99,333 Class B Warrants currently being registered on behalf of selling shareholders. Of these shares, 65,000 shares distributed in the Distribution will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining shares, as well as other securities which may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act are "restricted securities" and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person who has held restricted securities for a period of two years may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of the Company's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited: nonaffiliates may each sell without limitation shares held for three years. The Company will make application for the listing of its Shares in the NASDAQ system or the American Stock Exchange. Sales under Rule 144 may, in the future, depress the price of the Company's Shares in the over-the-counter market, should a market develop.

Prior to this offering there has been no public market for the Common Stock of the Company. The effect, if any, of a public trading market or the availability of shares for sale at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market could adversely effect prevailing market prices.

- --------------------------------------------------------------
                      NASDAQ LISTING
- --------------------------------------------------------------

CRITERIA FOR NASDAQ LISTING. Prior to the date hereof, there has been no trading market for the Common Stock of the Company. The Company has agreed to use its best efforts to apply for the quotation of its Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The Company will not


                                    Page 33 of 57 Pages

meet the proposed criteria as of the completion of the offering. In order to obtain the NASDAQ listing, the Company must meet the following criteria: (i) have total assets in excess of $4,000,000;
(ii) have net equity in excess of $2,000,000; (iii) become a reporting company under the Securities Exchange Act of 1934; (iv) have a minimum of 300 shareholders; (v) have a public float of at least 100,000 shares and (vi) have a bid price of $3.00. The Company hopes to meet (i) and (ii) upon the exercise of the warrants being registered in this offering. There can be no assurance that any warrants will, in fact, be exercised. Additionally, the Company shall file a Form 10 immediately after the effective date of this registration statement to meet the requirements of (iii). After the effective date of this registration statement, the Company shall meet the criteria in (iv). Immediately after the effective date of this registration statement, the Company shall apply for the quotation of its Common Stock on the over-the-counter market. There can be no assurance, however, that the Common Stock will be quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be maintained.
The Company does not intend to apply for quotation of its Common Stock on NASDAQ until it meets the above criteria.

BROKER-DEALER SALES OF COMPANY SECURITIES. Until the Company successfully obtains a listing on the NASDAQ quotation system, if ever, the Company's securities may be covered by Rule 15c2-6 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives;
(ii) reasonably determine, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. A designated security means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; or . . . (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market.


                                    Page 34 of 57 Pages

- -------------------------------------------------------------
               DESCRIPTION OF SECURITIES
- -------------------------------------------------------------

QUALIFICATION. The following statements constitute brief summaries of the Company's Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws.

The Company's articles of incorporation authorize it to issue up to 50,000,000 Common Shares, $.001 par value per Common
Share. Shares of common stock purchased in this offering will be fully paid and non-assessable.

COMMON STOCK. Holders of Common Shares of the Company are entitled to cast one vote for each share held at all shareholders meetings for all purposes. Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Shares do not have any cumulative or preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering. All outstanding Common Shares are, and the shares offered hereby legally issued, fully paid and non-assessable.

There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Company has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial conditions at the time.

COMMON STOCK PURCHASE WARRANTS. On June 4, 1995, the Board of Directors authorized the distribution of 100,000 each of A and B stock purchase warrants. There are currently 99,333 Class
A Warrants and 99,333 Class B Warrants issued and outstanding.

Each Class A Warrant is exercisable for a period of 24 months from the date of issuance into one share of common stock of the Company at the exercise price of $4.00 per common share.
The Class A Warrants are callable with 30 days written notice at a price of $.001 per Class A Warrant.

Each Class B Warrant is exercisable for a period of 24 months from the date of issuance into one share of common stock of the Company at the exercise price of $6.00 per common share.
The Class B Warrants are callable with 30 days written notice at a price of $.001 per Class B Warrant.

The only difference between the Class A and Class B Warrants is the increased exercise price of the Class B Warrants
($6.00) compared to the exercise price of the Class A Warrants
($4.00).


                                    Page 35 of 57 Pages

Upon the resignation of a director, 667 of the Class A and Class B Warrants were retired.

The Class A and Class B Warrants and the common stock underlying said Class A and Class B Warrants are being registered in this Offering.

TRANSFER AGENT. The Company shall act as its own transfer agent until after the completion of the Offering.

- -------------------------------------------------------------
                      LEGAL MATTERS
- -------------------------------------------------------------

The due issuance of the Common Shares offered hereby will be opined upon for the Company by J. M. Walker in which opinion Counsel will rely on the validity of the Certificate and Articles of incorporation issued by the State of Nevada, as amended and the representations by the management of the Company that appropriate action under Nevada law has been taken by the Company.

- -------------------------------------------------------------
                    LEGAL PROCEEDINGS
- -------------------------------------------------------------

The Company is not involved in any legal proceedings as of the date of this Prospectus.

- -------------------------------------------------------------
                         EXPERTS
- -------------------------------------------------------------

The audited financial statements included in this Prospectus have been so included in reliance on the report of Winter, Scheifley & Associates P.C., Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.

- -------------------------------------------------------------
                    INTERESTS OF NAMED
                    EXPERTS AND COUNSEL
- -------------------------------------------------------------

None of the experts or counsel named in the Prospectus are affiliated with the Company.


                               Page 36 of 57 Pages

                     REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Gaming Venture Corp., U.S.A.


We have audited the accompanying balance sheet of Gaming Venture Corp., U.S.A. as of October 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (June 1, 1995) to October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gaming Venture Corp., U.S.A. as of October 31, 1995, and the results of its operations, and its cash flows for the period from inception (June 1, 1995) to October 31, 1995, in conformity with generally accepted accounting principles.


                                   Winter, Scheifley & Associates, P.C.
                                   Certified Public Accountants

Denver, Colorado
December 18, 1995


                               Page 37 of 57 Pages



            Gaming Venture Corp., U.S.A.
                  Balance Sheet
                 October 31, 1995
ASSETS

Current assets:
  Cash                                      $ 759,777
  Accounts receivable                           4,829
  Trading securities                           32,500
                                            ---------
                                              797,106
Property, plant and equipment,
 at cost:
  Furniture and office equipment                9,418
  Less: accumulated depreciation                  794
                                            ---------
                                                8,624
Other assets:
 Organization costs net of accumulated
   amortization of $320                         2,871

                                            $ 808,601
                                            =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                           $   2,234
 Deferred revenue                              16,397
 Due to affiliates                                515
                                            ---------
   Total current liabilities                   19,146

Commitments and contingencies

Stockholders' equity:
   Common stock, $.001 par value,
   50,000,000 shares authorized,
   1,591,834 shares issued and
   outstanding                                  1,592
   Paid in capital                          1,276,002
   Accumulated deficit                       (488,139)
                                            ---------
                                              789,455

                                            $ 808,601
                                            =========

 See the accompanying notes to the financial statements.


                               Page 38 of 57 Pages

                                  Gaming Venture Corp., U.S.A.
                                     Statement of Operations
               For the Period From Inception (June 1, 1995) to October 31, 1995


Revenue                                      $    34,221

Costs and expenses:

  General and administrative                     531,732
                                             -----------
Net loss from operations                        (497,511)

Other income:
  Unrealized gain on trading securities            2,500
  Interest income                                  6,872
                                              ----------
                                                   9,372

    Net loss                                  $ (488,139)
                                              ===========

Per share information:

  Weighted average number of common
   shares outstanding                          1,436,734
                                              ==========
  Net loss per share                          $     (.34)
                                              ==========

See the accompanying notes to the financial statements.


                               Page 39 of 57 Pages

                                  Gaming Venture Corp., U.S.A.
                         Statement of Changes in Stockholders' Equity
               For the Period From Inception (June 1, 1995) to October 31, 1995
                                                       Paid in
                                     Common Stock      Capital Accumulated Deficit         Total
                                   -----------------   ------- -------------------         -----
                                   Shares     Amount
                                   ------     ------
Shares issued for services,
 office equipment and cash
 to affiliates at $.01 per
 share (June, 1995)                745,000   $    745    $    7,498        $     -         $    8,243
Shares issued for services
 at $1.50 per share
 (June, 1995)                      255,000        255       382,245              -            382,500
Shares issued for cash at
 $1.50 per share pursuant to
 a private placement
 (July  to October, 1995)          591,834        592       887,159              -            887,751
Costs of private placement            -          -          (45,600)             -            (45,600)
Compensation expense
 related to options
 exercisable at a price
 less than market, issued
 to affiliates                        -          -           44,700              -             44,700
Net loss for the period               -          -             -             (488,139)       (488,139)
                                 ---------   --------    ----------        ----------      ----------
Balance October 31, 1995         1,591,834   $  1,592    $1,276,002        $ (488,139)     $  789,455
                                 =========   ========    ==========        ==========      ==========

See the accompanying notes to the financial statements.



                               Page 40 of 57 Pages

                     Gaming Venture Corp., U.S.A.
                    Notes to Financial Statements
                          October 31, 1995

Note 1. ORGANIZATION

The Company was incorporated on June 1, 1995, in the State of Nevada The operations and objectives of the Company are to provide daily hotline information and a weekly newsletter regarding the gaming industry. The Company also provides consulting services. The Company has chosen October 31, as a year end.


        SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition

The company recognizes revenue from its services as follows:

   Consulting fees - upon the completion of its services
   Hotline - upon usage by the customer
   Newsletter - prorated over the life of the subscription

Fixed assets

The company depreciates its office equipment utilizing the straight line method over a period of five years. Depreciation charged to operations was $794 for the period ended October 31, 1995.

Net loss per share

The net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation as their effect would be anti-dilutive.

Organization costs

The company amortizes its organization costs over a period of 5 years using the straight line method. Amortization charged to operations was $320 for the period ended October 31 1995.

Cash and cash equivalents

Cash and cash equivalents consist of cash and other highly liquid debt instruments with an original maturity of less than three months.



                               Page 41 of 57 Pages

                      Gaming Venture Corp., U.S.A.
                      Notes to Financial Statements
                             (Continued)

Note 2. COMMON STOCK.

At inception, the Company issued 745,000 shares of its $.001 par value common stock to affiliates in exchange for cash of $745 and office equipment valued at $7,498.

During June, 1995 the Company began offering 600,000 shares of its common stock at $1.50 per share pursuant to a private placement. Pursuant to this private placement the Company issued 591,834 shares of common stock for cash aggregating $887,751 through October 31, 1995 and incurred expenses related to the sale of these shares aggregating $45,600.

During June, 1995 the Company issued shares of its $.001 par value common stock to non-affiliates for services as follows:
     250,000 shares pursuant to a consulting agreement valued at $375,000
      (See Note 8) and
     5,000 shares for consulting services valued at $7,500

During June, 1995, the Company authorized a distribution to shareholders of 100,000 each of A, and B stock purchase warrants exercisable as follows:

     $ 4.00 plus one A warrant for each share of common stock
     $ 6.00 plus one B warrant for each share of common stock

The warrants are exercisable for a period of 24 months from the date of issue and are callable with 30 days notice at a price of $.001 per warrant.

During the period covered by these financial statements the Company issued shares of its common stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that it did comply with the "safe harbor" exemptions from registration under section 4(2), it could be liable for recission of the sales if such exemptions were found not to apply.

During June, 1995 the Company approved a Stock Option Plan. Eligible to participate in the plan are employees, officers and directors. The plan will administered by the Company's Board of Directors. The Company has reserved 750,000 shares of $.001 par value common stock for the plan. The option price shall not be less than 85% of the fair market value of the stock on the date the option is granted and shall be for a term of not more than 10 years. On June 1, 1995 the Company granted 30,000 options to its directors at an exercise price of $.01 per share for a period of 3 years. Compensation expense has been recorded for the difference between the exercise price of the options and the fair value of the common stock of $1.50 per share ($44,700).


                               Page 42 of 57 Pages

                     Gaming Venture Corp., U.S.A.
                    Notes to Financial Statements
                            (Continued)

During October, 1995 the Company filed a registration statement with the Securities and Exchange Commission on Form S-1 whereby it is attempting to register 100,000 Class A warrants, 100,000 Class B warrants, and 1,196,834 shares of common stock (including the 200,000 common shares underlying the A and B warrants).

Note 3. MARKETABLE SECURITIES

The Company's securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value as a current asset with the change in fair value during the period included in earnings.

At October 31, 1995 the Company held equity securities with a fair value of $32,500 and a cost of $30,000. The unrealized gain included in earnings was $2,500. The Company had no sales proceeds from trading securities during the period ended October 31, 1995.

Note 4. INCOME TAXES

The Company provides for income taxes pursuant to Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". No provision for income taxes has been provided for during the period ended October 31, 1995 because of the operating loss for the period. The Company may use this operating loss through 2010 to offset future income. The Company is unable to predict future taxable income that would enable it to utilize any deferred tax asset and therefore the deferred tax asset of approximately $165,000 has been fully reserved.

Note 5. RELATED PARTY TRANSACTIONS

During the June, 1995 an officer of the Company advanced $1,100 to the Company. During July, 1995 $585 of this advance was repaid. The Company has not imputed interest related to this advance as the amount would not be material to the financial statements.

During June, 1995 affiliates of the Company contributed office equipment with a historical cost basis of $7,498 to the capital of the Company.

During November, 1995 the Company entered into a lease for its office facilities with a related party expiring during November, 2000. The rent pursuant to the lease approximates fair market. Minimum annual rent payments due under the lease are as follows:

            Year ended October 31, 1996: $18,000
                                   1997: $18,000
                                   1998: $18,000
                                   1999: $18,000
                                   2000: $18,000


                               Page 43 of 57 Pages

                      Gaming Venture Corp., U.S.A.
                      Notes to Financial Statements
                              (Continued)

Note 6. BUSINESS SEGMENTS

The Company currently provides services in two industry segments consisting of newsletter subscription sales and providing consulting services. Following is a summary of segment information for the period ended October 31, 1995:

Sales to unaffiliated customers:
         Subscription sales          $    12,121
         Consulting fees                  22,100
                                     -----------
                                     $    34,221
                                     ===========
Income from operations:
         Subscription sales          $    12,121
         Consulting fees                  22,100
                                     -----------
                                          34,221
         Other income                      9,372
         General corporate expenses     (531,732)
                                     -----------
                                     $  (488,139)
                                     ===========
Identifiable assets:
         General corporate           $   808,601
                                     ===========
Capital expenditures:
         General corporate           $     1,920
                                     ===========
Depreciation:
         General corporate           $       794
                                     ===========
Amortization:
         General corporate           $       320
                                     ===========

Income from operations represents the net sales from each segment, and excludes general corporate expenses and other income of a general corporate nature. General corporate assets consist principally of cash and trading securities.

During the period ended October 31, 1995 consulting fees received from Europa Cruises, Champps Entertainment and Game Financial Corp. amounted to $12,205, $4,000 and $4,000 respectively.

Note 7. CONCENTRATION OF CREDIT RISK

The Company currently has $702,592 bearing interest at 5.75% per annum at October 31, 1995 on deposit in a money market fund at a single broker. The amount of SIPC insurance on this fund is limited to $100,000.

Note 8. COMMITMENTS

During June, 1995 the Company entered into a consulting agreement with an unrelated entity which would assist the Company in its capitalization. As payment for these services the Company issued 250,000 shares of its $.001 par value common stock to this entity or its nominee and agreed to pay cash aggregating $60,000.


                               Page 44 of 57 Pages

                     Gaming Venture Corp., U.S.A.
                      Statement of Cash Flows
  For the Period From Inception (June 1, 1995) to October 31, 1995

Cash Flows From Operating Activities:
  Net loss                                         $  (488,139)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Amortization                                             320
  Depreciation                                             794
  Unrealized gain on trading securities                 (2,500)
  Common stock and options issued for
    non-cash consideration                             427,945
  Increase in accounts receivable                       (4,829)
  Purchase of trading securities                       (30,000)
  Increase in deferred revenue                          16,397
  Increase in accounts payable                           2,234
                                                   -----------
Total adjustments                                      410,361
Net cash provided by (used in)
  operations                                           (77,778)
                                                   -----------

Cash flows from investing activities:
  Increase in organization costs                        (3,191)
  Acquisition of property and equipment                 (1,920)
                                                   -----------
Net cash provided by (used in)
  investing activities                                  (5,111)
                                                   -----------

Cash Flows From Financing activities:
  Increase in due to affiliates                            515
  Proceeds from the issuance of common stock           842,151
                                                   -----------
Net cash provided by (used in)
  financing activities                                 842,666
                                                   -----------

Net increase (decrease) in cash and
  cash equivalents                                     759,777
Beginning cash and cash equivalents                       -  .
                                                   -----------
Ending cash and cash equivalents                   $   759,777
                                                   ===========

Non-cash investing and financing activities:

 Common stock issued to affiliates for office
   equipment                                       $     7,498

Supplemental cash flow information:

 Cash paid for: Income taxes                       $      -
                Interest                           $      -

See the accompanying notes to the financial statements.


                               Page 45 of 57 Pages

                   Gaming Venture Corp., U.S.A.
                     Statement of Operations
For the Period From Inception (June 1, 1995) to October 31, 1995

Revenue                                          $    34,221

Costs and expenses:

 General and administrative                          531,732
                                                 -----------

Net loss from operations                            (497,511)

Other income:
 Unrealized gain on trading securities                 2,500
 Interest income                                       6,872
                                                 -----------
                                                       9,372

   Net loss                                      $  (488,139)
                                                 ===========

Per share information:

 Weighted average number of common
  shares outstanding                               1,436,734
                                                 ===========

 Net loss per share                              $      (.34)
                                                 ===========
See the accompanying notes to the financial statements.


                               Page 46 of 57 Pages

             Gaming Venture Corp., U.S.A.
                    Balance Sheet
                  January 31, 1996
                    (Unaudited)
ASSETS

Current assets:
  Cash                                      $ 737,545
  Accounts receivable                           2,736
  Prepaid expenses                              1,490
  Trading securities                           77,250
                                            ---------
                                              819,021
Property, plant and equipment,
 at cost:
  Furniture and office equipment                9,418
  Less: accumulated depreciation                1,264
                                            ---------
                                                8,154
Other assets:
 Other investments                             11,562
 Organization costs, net                        2,711
                                            ---------
                                               14,273

                                            $ 841,448
                                            =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                           $   2,517
 Deferred revenue                              34,431
 Due to affiliates                                515
                                            ---------
   Total current liabilities                   37,463

Commitments and contingencies

Stockholders' equity:
   Common stock, $.001 par value,
   50,000,000 shares authorized,
   1,591,834 shares issued and
   outstanding                                  1,592
   Paid in capital                          1,276,002
   Accumulated deficit                       (473,609)
                                            ---------
                                              803,985

                                            $ 841,448
                                            =========


See the accompanying notes to the financial statements.



                               Page 47 of 57 Pages

                       Gaming Venture Corp., U.S.A.
                Notes to Unaudited Financial Statements
                           January 31, 1996

Note 1. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's audited financial statements for the period ended October 31, 1995 included elsewhere in this Form S-1.

Net income per share

The net income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Note 2. STOCKHOLDERS' EQUITY

During October, 1995 the Company filed a registration statement with the Securities and Exchange Commission on Form S-1 whereby it is attempting to register 100,000 Class A warrants, 100,000 Class B warrants, and 1,196,834 shares of common stock (including the 200,000 common shares underlying the A and B warrants).

Note 3. MARKETABLE SECURITIES

The Company's securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value as a current asset with the change in fair value during the period included in earnings.

At January 31, 1996 the Company held equity securities with a fair value of $77,250 and a cost of $75,379. The unrealized loss included in earnings was $629 for the period ended January 31, 1996. The Company had no sales proceeds from trading securities during the period ended January 31, 1996.


                               Page 48 of 57 Pages

                             Gaming Ventures, Inc.
                   Notes to Unaudited Financial Statements
                                 (Continued)

Note 4. INCOME TAXES

The Company provides for income taxes pursuant to Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". No provision for income taxes has been provided for during the period ended January 31, 1996 because of the operating loss for the period. The Company may use this operating loss through 2010 to offset future income. The Company is unable to predict future taxable income that would enable it to utilize any deferred tax asset and therefore the deferred tax asset of approximately $160,000 has been fully reserved.

Note 5. CONCENTRATION OF CREDIT RISK

The Company currently has $667,265 on deposit in a money market fund at a single broker. The amount of SIPC insurance on this fund is limited to $100,000.

Note 6. COMMITMENTS

During June, 1995 the Company entered into a consulting agreement with an unrelated entity which would assist the Company in its capitalization. As payment for these services the Company issued 250,000 shares of its $.001 par value common stock to this entity or its nominee and agreed to pay cash aggregating $60,000.


                               Page 49 of 57 Pages

                 Gaming Venture Corp., U.S.A.
                    Statement of Cash Flows
   For the Period From November 1, 1995 to January 31, 1996
Cash Flows From Operating Activities:
  Net income                                         $  14,530
  Acquisition of trading securities                    (45,378)
  Increase in deferred revenue                          18,034
  Other                                                 (9,418)
                                                     ---------
                                                       (22,232)

Cash flows from investing activities:                     -  .
                                                     ---------
Cash Flows From Financing activities:                     -  .
                                                     ---------

Net increase (decrease) in cash and
  cash equivalents                                     (22,232)
Beginning cash and cash equivalents                    759,777
                                                     ---------
Ending cash and cash equivalents                     $ 737,545
                                                     =========

Supplemental cash flow information:

 Cash paid for: Income taxes                         $    -
                Interest                             $    -

See the accompanying notes to the financial statements.



                               Page 50 of 57 Pages

                Gaming Venture Corp., U.S.A.
                  Statement of Operations
  For the Period From November 1, 1995 to January 31, 1996
Revenue                                          $    44,657

Costs and expenses:

 General and administrative                           39,549
                                                 -----------
Net income from operations                             5,108

Other income:
 Unrealized loss on trading securities                  (629)
 Interest income                                      10,051
                                                 -----------
                                                       9,422

Net income before income taxes                        14,530

Provision for income taxes                              -  .
                                                 -----------
Net income                                       $    14,530
                                                 ===========
Per share information:

 Weighted average number of common
  shares outstanding                               1,591,834
                                                 ===========
 Net income per share                            $       .01
                                                 ===========

See the accompanying notes to the financial statements.


                               Page 51 of 57 Pages

                               PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering which will be paid by Gaming Venture Corp., U.S.A. (hereinafter in this Part II referred to as the "Corporation") are estimated to be substantially as follows:

                                                              Amount
                                                              Payable
Item                                                       By Corporation
- ----                                                       --------------
S.E.C. Registration Fees                                    $    867.33
State Securities Laws (Blue Sky) Fees and Expenses             1,500.00
Printing and Engraving Fees                                    5,000.00
Legal Fees                                                    15,000.00
Accounting Fees and Expenses                                  10,000.00
Transfer Agent's Fees                                          1,500.00

Total                                                       $ 33,867.33

Item 14. Indemnification of Officers and Directors.

The Corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or served any other enterprise as director, officer or employee at the request of the Corporation. The Board of Directors, in its discretion, shall have the power on behalf of /the Corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Corporation.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE
CORPORATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT
OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES
AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 15. Recent Sales of Unregistered Securities.

Immediately after inception (June 1995), the Corporation issued 755,000 common shares to principals of the Corporation and Lucky Management, Inc., an associate for $.01 per common share. The Corporation issued 591,834 common shares at $1.50 per common share for cash to approximately 60 shareholders pursuant to a private offering. In June, 1995, the Corporation issued 185,000 common shares to Pratt, Wylce & Lords, Ltd. and 65,000 common shares to Clinton Clark for consulting services and 5,000 common shares to CM Service for CM Service's agreement to give up all rights to the distribution of the Gaming Industry Weekly Report. Due to the integration rules of Section 502(a), all of the above issuances of common stock would be deemed to be integrated and deemed to be part of the same Regulation D offering (Section
505). As a result, the Company obtained subscription agreements from all investors which indicated whether or not the investors


                                    Page 52 of 57 Pages
were accredited. There were not over 35 non-accredited investors. All of the above sales were made without general solicitation. No commissions were paid to anyone other than registered NASD broker-dealers. The total aggregate value of all of the issuances were substantially less than $5,000,000.

Name and Amount                   Total Number
Being Registered                   of Shares               Date Issued          Consideration
- ----------------                   ---------               -----------          -------------
Stephen A. Jones                     2,000                   8/31/95                $3,000
Robert E. Oberndorf                  3,000                   8/26/95                $4,500
Robert E. Gerner, TTEE               5,000                   8/26/95                $7,500
Robert E. Gerner, MD                 4,000                   8/31/95                $6,000
Lauren Tracy                         2,000                   8/31/95                $3,000
Elizabeth Gheen                      5,000                   8/31/95                $7,500
John/Barbara Wong, TTEE              4,000                   8/17/95                $6,000
Melanie Adler                        2,000                   8/31/95                $3,000
Roger Vosti                          2,000                   8/17/95                $3,000
Valley Office Blakeman's             2,000                   8/31/95                $3,000
Robert R. Odom                       2,000                   8/31/95                $3,000
Blair W. Dean                        2,000                   8/17/95                $3,000
Jean Olivolo                         3,000                   8/14/95                $3,000
H. Vincent Schaub, Jr.               6,000                   8/31/95                $9,000
Paul/Carol Rice                      3,000                   8/26/95                $4,500
James Yanai                          3,000                   8/26/95                $4,500
RE Hunt, TTEE                        2,000                   8/26/95                $3,000
Robert Zuttermeister                 2,000                   8/26/95                $3,000
Alan R. Geiwitz                      8,000                   8/26/95               $12,000
Richard Rappaport                    2,000                   8/31/95                $3,000
Michael Silverman                    8,000                   8/28/95               $12,000
Thomas J. William                   10,000                   8/26/95               $15,000
Harvey Orenstein                     6,000                   8/26/95                $9,000
Yvonne P. Kazeminy, TTEE             4,900                   8/26/95                $7,350
Nasser J. Kazeminy, TTEE             4,900                   8/26/95                $7,350
Bruce J. Moss                        8,000                   8/26/95               $12,000
Howard Kuretsky                      8,000                   8/26/95               $12,000
Martin A. Bell                       5,000                   8/26/95                $7,500
Ginger M. Bell                       5,000                   8/26/95                $7,500
Stanford M. Baratz, TTEE             8,000                   8/26/95               $12,000
Michael J. Abrams                   12,000                   8/26/95               $18,000
Kenneth Meshbesher                  10,000                   8/26/95               $15,000
Joseph L. Vaccaro                    7,000                   7/27/95               $10,500
Herb Diamond                         4,000                   7/27/95                $6,000
Nasser J. Kazeminy                  56,200                   8/26/95               $84,300
Gerald R. Dooher                     3,000                   8/26/95                $4,500
Robert R. Sanders                    2,000                   8/16/95                $3,000
Gary A. Dachis                      10,000                   7/27/95               $15,000
Charles Rich                         6,000                   8/14/95                $9,000
Bernard E. Williams, Jr.            10,000                   8/26/95               $15,000
Richard H. Proman, TTEE              8,000                   8/26/95               $12,000
Bernard Feinstein                    7,000                   8/14/95               $10,500
Mitsuo Tatsugawa                     5,000                   8/26/95                $7,500
Man & Co. FBO Sheldon A.             6,000                   8/26/95                $9,000
Litman IRA
Man & Co. FBO                        8,000                   8/26/95               $12,000
Howard Stacker IRA
Michael Schklar                      2,000                   8/31/95                $3,000
H. Clark Ethridge, Jr.               2,000                   7/25/95                $3,000
Richard Jaslow, cust. for           30,000                   7/13/95               $45,000
Adam Wayne Jaslow, TTEE
Richard Jaslow, cust. for           30,000                   7/13/95               $45,000
Lori Kimberly Jaslow, TEE
Richard Jaslow, cust. for           30,000                   7/13/95               $45,000
Jennifer Lynn Jaslow, TTEE
Richard Jaslow                      30,000                   8/17/95               $45,000
Dorothy J. Filson                    7,000                   8/14/95               $10,500
Lawrence M. Swartz, TTEE             8,000                   8/26/95               $12,000
David Warren                         2,000                   8/26/95                $3,000
Henry Horstmann                     28,000                   7/25/95               $42,000
John Horstmann                      28,000                   7/25/95               $42,000
Thomas DiSalvatore                   6,000                   8/17/95                $9,000
Victor/Lana Woinski                  3,000                   8/31/95                $4,500
Paul/Renee Spiegler                  6,500                   7/25/95                $9,750
Stan/Arlyne Kruger, TTEE             8,000                   8/14/95               $12,000
Stuart Rappaport                     2,000                   8/28/95                $3,000
S&H Insurance Brokerage, Inc.        6,000                   8/26/95                $9,000
Leon Nash                           10,000                   8/26/95               $15,000
John C. Woodall, DDS                38,000                   8/26/95               $57,000
John C. Woodall,                     2,000                   7/13/95                $3,000
DDS Pension
Terrence E. Dooher                   4,000                    8/1/95                $6,000
Tobin C. D'Errico                    3,000                    8/1/95                $4,500
Michael W. Hogan                     7,000                    8/1/95               $10,500
Neal A. Bohlman                      2,000                   8/17/95                $3,000
Charles R. Branch                    3,000                   7/27/95                $4,500
Renee/Charles Cleveland              3,334                   8/14/95                $5,001
Robert P. Wilkins                    2,000                   7/25/95                $3,000
Constance Cusick                     3,000                   8/14/95                $4,500
Lucky Management                   150,000                     06/95                $1,500
Pratt, Wylce & Lords, Ltd          185,000                     06/95             For services
                                                                                  valued at
                                                                                   $277,500
Clinton Clark                       65,000                     06/95             For services
                                                                                  valued at
                                                                                   $97,500
CM Service                           5,000                     06/95             For services
                                                                                  valued at
                                                                                    $7,500


                                    Page 53 of 57 Pages

On June 4, 1995, the Board of Directors authorized the distribution of 100,000 each of A and B stock purchase warrants exercisable to the five shareholders of record on that date. The warrants issued pursuant to the dividend and the subsequent common stock underlying the warrants were issued in reliance on Section 4(2). No commissions or other remuneration was paid.

EXHIBIT INDEX.                                                                              PAGE IN SEQUENTIAL
                                                                                              NUMBER SYSTEM
(1)       Not Applicable
(2)       Not Applicable
(3)       Articles of Incorporation and Bylaws incorporated by reference to
          Form S-1, file number 33-98184
(4)       Specimen certificate for Common Stock - to be filed by amendment
(5)       Consent and Opinion of Steven S. Stucker, Chartered regarding legality of securities registered under this Registration Statement
          and to the references to such attorney in the Prospectus
          filed as part of this Registration Statement - to be filed by amendment
(6)       Not Applicable
(7)       Not Applicable
(8)       Not Applicable
(9)       Not Applicable
(10.1)    Consulting Agreement with Europa Cruises
(10.2)    Consulting Agreement with Game Financial Corp. to be filed by Amendment
(10.3)    Consulting Agreement with Players Network
(11)      Not Applicable
(12)      Not Applicable
(13)      Not Applicable
(14)      Not Applicable
(15)      Not Applicable
(16)      Not Applicable
(17)      Not Applicable
(18)      Not Applicable
(19)      Not Applicable
(20)      Not Applicable
(21)      Not Applicable
(22)      Not Applicable
(23)      Consent of Winter, Scheifley & Associates, Certified Public
          Accountants for the Corporation
(24)      Not Applicable
(25)      Not Applicable
(26)      Not Applicable
(27)      Not Applicable
(28)      Not Applicable
(99.1)    Consulting Agreement with Pratt, Wylce & Lords, Ltd.
          incorporated by reference to Form S-1, file number 33-98184


                                    Page 54 of 57 Pages

Item 17. Undertaking.

       The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement
(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the Registration
Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    Delivery of Certificates.

       The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c)    Indemnification.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in the Corporation's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of ay action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                    Page 55 of 57 Pages

                              SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 as amended to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lee, State of New Jersey on the 22nd day of May, 1996.



                                       Gaming Venture Corp., U.S.A.


                                       /s/ Alan Woinski
                                       ----------------------------------------
                                       By: Alan Woinski, President


Pursuant to the requirements of the Securities Act of 1933, this Registration on Form S-1 as amended has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                  Capacity                      Date


/s/ Alan Woinski                               Chief Executive Officer,                 5-22-96
- ---------------------------------------        Chief Operating Officer                  -------
Alan Woinski                                         and Director



/s/ Kim Santangelo-Woinski                     Chief Financial Officer/Controller       5-22-96
- ---------------------------------------                   and Director                  -------
Kim Santangelo-Woinski



                                                            Director
- ---------------------------------------                                                 -------
Louis Dachis


                                    Page 56 of 57 Pages

                                                                                 PAGE IN SEQUENTIAL
EXHIBIT INDEX.                                                                      NUMBER SYSTEM
(1)      Not Applicable
(2)      Not Applicable
(3)      Articles of Incorporation and Bylaws incorporated by
         reference to Form S-1, file number 33-98184
(4)      Specimen certificate for Common Stock - to be filed
         by amendment
(5)      Consent and Opinion of Steven S. Stucker, Chartered
         regarding legality of securities registered under this Registration
         Statement and to the references to such attorney in the
         Prospectus filed as part of this Registration Statement
(6)      Not Applicable
(7)      Not Applicable
(8)      Not Applicable
(9)      Not Applicable
(10.1)   Consulting Agreement with Europa Cruises
(10.2)   Consulting Agreement with Game Financial Corp. to be
         filed by Amendment
(10.3)   Consulting Agreement with Players Network
(11)     Not Applicable
(12)     Not Applicable
(13)     Not Applicable
(14)     Not Applicable
(15)     Not Applicable
(16)     Not Applicable
(17)     Not Applicable
(18)     Not Applicable
(19)     Not Applicable
(20)     Not Applicable
(21)     Not Applicable
(22)     Not Applicable
(23)     Consent of Winter, Scheifley & Associates, Certified
         Public Accountants for the Corporation
(24)     Not Applicable
(25)     Not Applicable
(26)     Not Applicable
(27)     Not Applicable
(28)     Not Applicable
(99.1)   Consulting Agreement with Pratt, Wylce & Lords, Ltd.
          incorporated by reference to Form S-1, file number 33-98184

                                    Page 57 of 57 Pages